Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Preferred and Income Term Fund

811-22699

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. The meeting was subsequently adjourned to
August 15, 2014.   At this meeting the shareholders were
asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

<c> Common shares

To approve a new investment
management agreement
between the Fund and Nuveen
Fund Advisors, LLC.


   For
           9,626,038
   Against
              323,958
   Abstain
              375,572
   Broker Non-Votes
           3,822,791
      Total
         14,148,359


To approve a new sub-advisory
agreement between Nuveen
Fund Advisors and Nuveen
Asset Management, LLC.


   For
           9,589,499
   Against
              343,254
   Abstain
              392,815
   Broker Non-Votes
           3,822,791
      Total
         14,148,359


Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.